Exhibit 99.1

PRESS RELEASEFOR IMMEDIATE RELEASE

Omaha, Nebraska

May 3, 2019

CONTACT:   Craig Allen

                          Chief Financial Officer

                           (800) 283-2357

America First Multifamily Investors, L.P. Reports 7.3% Increase in Total Revenue to $17.7 million in First Quarter 2019

Omaha, Nebraska – On May 3, 2019, America First Multifamily Investors, L.P. (NASDAQ: ATAX) (the “Partnership”) reported the following results for the first quarter ended March 31, 2019, as compared to the first quarter 2018:

•	Total revenue increased approximately $1.2 million, or 7.3%, to $17.7 million in the first quarter 2019;
•	Net income, basic and diluted, decreased by $0.01 per Beneficial Unit Certificate (“BUC”), or 11.1%, to $0.08 per BUC in the first quarter 2019; and
•	Cash Available for Distribution increased approximately $0.01 per BUC, or 10.0%, to $0.11 per BUC in the first quarter 2019.

The Partnership reported the following notable transactions during the first quarter of 2019:

•	Acquired two Mortgage Revenue Bonds for approximately $6.1 million;
•	Additional Investment in unconsolidated entities of approximately $6.6 million;
•	Redemption of one Mortgage Revenue Bond for approximately $5.6 million;
•	Redemption of one Property Loan for approximately $8.4 million; and
•	Executed two new Term A/B Trusts for approximately $5.3 million.

In January 2019, one multifamily project was sold by its managing member and ATAX’s loan investment was repaid. The details of the sale transaction are as follows:

•	Vantage at Brooks – ATAX invested in the Vantage at Brooks multifamily, market-rate project as a loan investment in the fourth quarter 2015. The sale of the 288-unit project resulted in:

o	Repayment, in full, of ATAX’s loan investment principal and accrued interest, and
o	Recognition of approximately $3.0 million of contingent interest income in the first quarter 2019.

“The sale of Vantage at Brooks has continued to provide us with a “proof of concept” that initially attracted us to the Vantage investments,” said Chad Daffer, Chief Executive Officer of ATAX.  “We have partnered with a developer that continues to construct high quality, multifamily projects in geographic areas of the country that have been attractive to tenants and prospective buyers.”

Disclosure Regarding Non-GAAP Measures

This report refers to Cash Available for Distribution (“CAD”), which is identified as a non-GAAP financial measure.  We believe CAD provides relevant information about our operations and is necessary along with net income for understanding our operating results.  Net income is the GAAP measure most comparable to CAD.  There is no generally accepted methodology for computing CAD, and our computation of CAD may not be comparable to CAD reported by other companies.  Although we consider CAD to be a useful measure of our operating performance, CAD is a non-GAAP measure and should not be considered as an alternative to net income or net cash flows from operating activities, which are calculated in accordance with GAAP, or any other measures of financial performance or liquidity presented in accordance with GAAP.  See the table at the end of this press release for a reconciliation of our net income as determined in accordance with GAAP and our CAD for the periods set forth.

Earnings Webcast/ Conference Call

The Partnership will host a Webcast/Earnings Call for Unitholders on Monday, May 6, 2019, at 4:30 p.m. Eastern Time, to discuss its First Quarter 2019 results.  Participants can access the First Quarter 2019 Earnings Conference Call in one of two ways:

•	Webcast link: https://edge.media-server.com/m6/p/fd2s7akg for registration on Monday, May 6, 2019, approximately 30 minutes prior to the start of the earnings call, or

•	Participants may dial 1-855-854-0934, (direct 720-634-2907), Conference ID# 4192398 ten minutes before the earnings call is scheduled to begin, to listen to the audio portion only.

Following completion of the earnings call, a recorded replay will be available on the Partnership’s Investor Relations website at www.ataxfund.com.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement, dated September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, mortgage revenue bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2018.  The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GAAP to Non-GAAP Reconciliation of Partnership Net Income

The following table shows the calculation of CAD (and a reconciliation of the Partnership’s net income as determined in accordance with GAAP to CAD) for the three months ended March 31, 2019 and 2018.

	For the Three Months Ended March 31,
	2019	2018
Net income	$6,451,813	$6,004,304
Change in fair value of derivatives and interest rate derivative amortization	306,591	(989,995)
Depreciation and amortization expense	820,808	906,315
Amortization of deferred financing costs	361,305	464,772
RUA compensation expense	184,184	206,636
Deferred income taxes	(40,692)	34,000
Redeemable Series A Preferred Unit distribution and accretion	(717,763)	(717,763)
Tier 2 Income distributable to the General Partner (1)	(753,025)	-
Bond purchase premium (discount) amortization (accretion), net of cash received	(38,952)	(4,098)
Total CAD	$6,574,269	$5,904,171

Weighted average number of BUCs outstanding, basic	60,426,177	60,124,333
Net income per BUC, basic	$0.08	$0.09
Total CAD per BUC, basic	$0.11	$0.10
Distributions declared, per BUC	$0.125	$0.125

(1)

As described in Note 3 to the Partnership’s condensed consolidated financial statements, Net Interest Income representing contingent interest and Net Residual Proceeds representing contingent interest (Tier 2 income) will be distributed 75% to the limited partners and BUC holders, as a class, and 25% to the General Partner. This adjustment represents the 25% of Tier 2 income due to the General Partner.

For the three months ended March 31, 2019, the Partnership’s Tier 2 income consisted of $3.0 million of contingent interest realized on redemption of the Vantage at Brooks, LLC property loan. For the three months ended March 31, 2018, the Partnership did not report any Tier 2 income.